Exhibit 7.07

EXECUTION COPY

SAUNDERS ACQUISITION CORP.

SUBSCRIPTION FOR

CONVERTIBLE PREFERRED STOCK

To the Board of Directors of

Saunders Acquisition Corp.:

In connection with the proposed merger (the “Merger”) of Saunders Acquisition Corp., a Delaware corporation (the “Company”), with and into Franklin Electronic Publishers Incorporated (“Franklin”) with Franklin as the surviving corporation in the Merger (the “Surviving Corporation”), the undersigned (the “Subscriber”) hereby agrees to subscribe (the “Series B Subscription”) for 400,000 shares of Series B Preferred Stock of the Company (the “Shares”), for an aggregate subscription price of US$1,000,000 (the “Subscription Price”), which Subscription Price shall be paid in full by the Subscriber not later than the business day immediately preceding the date of the Special Meeting of the Stockholders of Franklin (the “Special Meeting”) convened to consider and vote on the Merger.

The subscription agreement shall be terminated if the Special Meeting does not occur on or prior to February 28, 2010. In addition, in the event that the Special Meeting does occur on or prior to February 28, 2010, but the stockholders of Franklin do not approve the Merger, the Company shall redeem the Shares at a redemption price equal to the Subscription Price, with no interest, not later than the date that is two (2) business days following the Special Meeting.

The Subscriber hereby agrees, represents and warrants to the Company that:

(1)	The Subscriber is acquiring the Shares for the Subscriber’s own account (and not for the account of others) for investment and not with a view to the distribution or resale of such Shares and the Subscriber will not offer, sell or otherwise transfer the Shares within the United States or to any U.S. person except pursuant to an effective registration statement under the Securities Act of 1933, as mended (the “Securities Act”) or pursuant to an exemption from the registration requirements of the Securities Act; provided, however, that by making the representations herein, such Subscriber does not agree to hold the Shares for any minimum or other specific term, and reserves, subject to the applicable transfer restrictions in the Stockholders’ Agreement of the Surviving Corporation to which the Subscriber will be a party (the “Stockholders’ Agreement”), the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(2)	The Subscriber and the Subscriber’s representatives and advisors have received all material information regarding the Company, its intended business and operations and the Shares as the Subscriber or the Subscriber’s representatives and advisors have requested.

(3)	The Subscriber is a sophisticated investor and may be deemed to have sufficient business, financial or investment experience to evaluate the risks of the Subscriber’s investment in the Shares pursuant hereto. The Subscriber acknowledges that an investment in the Shares involves substantial risks, including the loss of the full amount of the Subscriber’s investment in the Shares pursuant hereto.

(4)	The Subscriber understands that the Shares have not been registered under the Securities Act or applicable state securities laws and that the Subscriber may not sell or otherwise dispose of the Shares except pursuant to either an effective registration statement under the Securities Act and in compliance with applicable state securities laws, or pursuant to exemptions from the registration provisions of the Securities Act and applicable state securities laws. The Subscriber agrees that the Subscriber will not sell or otherwise dispose of the Shares except in compliance with the securities laws limitations described in the foregoing sentence and the Stockholders’ Agreement.

(5)	This agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws principles, and may be executed in one or more counterparts, each of which shall be a binding instrument, but which together shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this agreement of subscription for Shares as of the dates set forth opposite their respective names below.

Dated: September 30, 2009

NOAH EDUCATION HOLDINGS LTD.,

By:	/s/ JERRY HE
Name:	Jerry He
Title:	Executive Vice President

Accepted and Agreed as of September 30, 2009:

SAUNDERS ACQUISITION CORP.

By:	/s/ BARRY J. LIPSKY
Name:	Barry J. Lipsky
Title:	President